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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement"), dated April 10, 2000 ("Effective Date") is made by and between WebSideStory, Inc. ("the Company"), a California corporation having its principal offices at 10182 Telesis Court, 6th Floor, San Diego, CA and Terry Kinninger ("Employee").

                                    AGREEMENT

        1. Title and Duties. Employee's title and position with the Company initially will be Chief Financial Officer. Employee shall devote all of his business time and attention, energy and skills to the Company during his employment under this Agreement. Employee's duties will be as assigned by the Company's President and/or Chief Executive Officer, or his designee. Employee's employment will commence on April 10, 2000.

        2. At-will Employment. Employee's employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee. The Company nonetheless reserves the right to discharge Employee for the reasons defined in Sections 11 and 12 below. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

        3. Policy Compliance. Employee is required to comply with the Company policy, practice and procedure in effect during his employment. Employee agrees to comply with the terms and conditions of the Company's Confidentiality and Inventions Agreement ("Confidentiality Agreement") that is attached to this Agreement as Exhibit 1 and is incorporated by reference.

        4. Compensation.

               4.1 Base Salary. Employee's annual Base Salary during his employment will be Two Hundred Thousand Dollars ($200,000) to be paid according to the Company's regular payroll practices. Any increase to the Base Salary is within the sole discretion of the Chief Executive Officer and the Board of Directors of the Company (the "Board") and according to the standards utilized for other executive officers and consistent with his position and duties. The Base Salary described above is subject to deduction for applicable federal, state and local income, social security and other payroll deductions.

               4.2 Bonus Compensation. In addition to the Base Salary, in Fiscal Year 2000 Employee is eligible for an annualized bonus of up to Fifty Thousand Dollars ($50,000) ("Bonus"), contingent upon reasonable goals to be established by the Chief Executive Officer. Employee will be eligible for a bonus in Fiscal Year 2001 pursuant to a Fiscal Year 2001 bonus plan to be established by the Company in its sole discretion.

               4.3 Mid-Year Bonus. Employee additionally is entitled to a mid-year bonus ("Mid-Year Bonus") upon the Company's attainment of its June 30, 2000 financial goals as established by the Company in its sole discretion in the event that such a bonus is generally


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established for other employees of the Company. Employee's Mid-Year Bonus will be according to the same percentage of compensation calculation that applies to other employees of the Company.

        5. Stock Options.

               5.1 Grant of Options. On the Effective Date, the Company will grant to Employee non-statutory options representing the right to purchase up to 825,000 shares of the Company's Common Stock (collectively the "Options") pursuant to the Company's 2000 Equity Incentive Plan (the "Plan"), at an exercise price of $0.34 per share. This grant is further subject to the terms and conditions of the Stock Option Agreement reflecting that grant (the "Option Agreements") and to applicable state and federal laws including, but not limited to, tax and securities laws. Each Option shall entitle Employee to purchase one share of the Company's Common Stock. The Options shall vest as set forth in
Section 5.2 below.

               5.2 Vesting Schedule.

                      5.2.1 133,334 of the Options will vest on the six (6) month anniversary of the Effective Date;

                      5.2.2 666,666 of the Options will vest at the rate of the 2.7778% for each full month of Employee's continuous service from the six-month anniversary through the third anniversary of the Effective Date such that the Options will be fully vested three (3) years from the Effective Date.

                      5.2.3 The remaining Options (25,000) will vest on the fourth anniversary of the Effective Date.

               5.3 Tax Implications. The Company does not make any warranty or representation with respect to the tax consequence of any of the above grant of options or tax consequences of any exercise of the options or consequent sale of the shares purchased. Employee is advised to consult with his own tax advisor as to the tax treatment of all aspects of the option grant contained in the Agreement or Option Agreements.

        6. Fringe Benefits. During his employment, Employee will receive fringe benefits ("Benefits") then generally available to executive staff.

        7. Reimbursement of Expenses. During his employment and according to Company policy and practice, and subject to final approval by the Chief Executive Officer, Employee shall be entitled to reimbursement of reasonable and actual expenses incurred on behalf of the Company.

        8. Return Of Property. Employee agrees that all documents, records, apparatus, equipment and other physical property (as more specifically defined in the Confidentiality Agreement) which is furnished to or obtained by Employee in the course of his employment with the Company shall be and remain the sole property of the Company. Employee agrees that upon the termination of his employment he will return all such property (whether or not it pertains to


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trade secret or proprietary information), and will not make or retain copies, reproductions, or summaries of any such property.

        9. Non Competition. During his employment Employee shall not directly or indirectly, either as an employee, employer, consultant, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition with the business of the Company in any location, unless such participation or interest is fully disclosed to the Company and approved by the Board.

        10. Agreement with Previous Employers. Employee confirms he does not have any agreement with a previous employer that prevents or limits him in performing under this Agreement. In the event the Company is sued by any previous employer of Employee as a result of any act by Employee, the Company may recover costs or attorneys' fees expended in defending against such a lawsuit.

        11. Effect of Termination Without Cause or Resignation for Good Reason Following a Change of Control. As set forth in Section 2 above, employment with the Company is "at-will". However, if, within one year following a Change of Control as defined in Section 11.1 below, the Company terminates Employee's employment relationship without cause ("Cause") as defined in Section 11.2 below or Employee resigns his employment with Good Reason ("Resignation for Good Reason") as defined in Section 11.3 below, Employee may be entitled to accelerated vesting of Options as follows:

               11.1 Change of Control Defined. For purposes of this Agreement, "Change of Control" is defined to have occurred if, and only if, during Employee's employment:

                      11.1.1 any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company;

                      11.1.2 there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company ("Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty (50) percent of the combined voting power of the Company or other corporation resulting from such Transaction; or

                      11.1.3 all or substantially all of the assets of the Company are sold, liquidated or distributed.

               11.2 Cause Defined. For purposes of this Agreement, "Cause" is defined as (i) Employee's personal dishonesty; (ii) Employee's willful misconduct; (iii) Employee's intentional failure to perform stated duties; (iv) Employee's breach of fiduciary duty involving personal profit; (v) Employee's willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) that has an adverse impact on the reputation of the Company;


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(vi) any material breach by Employee of any provision of this Agreement or any
Company policy or practice; (vii) Employee's death; or (viii) if Employee has a disability which cannot be reasonably accommodated and which renders him unable to perform the essential functions of his position.

               11.3 Resignation for Good Reason Defined. "Resignation for Good Reason" shall mean the voluntary resignation by Employee of his employment with the Company within one year following a Change of Control and within three (3) months of the following Good Reasons:

                      11.3.1 any reduction in Employee's Base Salary or Benefits as they exists at the Change of Control; or

                      11.3.2 any reduction in Employee's title as it exists at the Change of Control; or

                      11.3.3 any significant reduction in Employee's responsibilities and authority as of the Change of Control; or

                      11.3.4 a relocation by the Company of Employee's place of Employment outside a forty (40) mile radius of Employee's current place of employment.

                      An event described in Section 11.3.1 through 11.3.4 will not constitute Good Reason unless Employee provides written notice to the Company of his intention to resign for Good Reason and unless the Company does not cure the Good Reason within ten (10) days of the Company's receipt of the written notice.

               11.4 Accelerated Vesting of Options. If, within one (1) year immediately following a Change of Control, Employee's employment is terminated without Cause or Employee resigns his employment for Good Reason, vesting of one-half of Employee's unvested Options will be accelerated to the effective date of termination ("Termination Date").

               11.5 Release. The accelerated vesting schedule set forth in
Section 11.4 above is in exchange for, and contingent upon Employee's execution of a release of all claims as of the effective date of the Resignation for Good Reason, in substantially the form attached to this Agreement as Exhibit 1.

        12. Effect of Termination Without Cause or Resignation for Good Reason During the First Year of Employment.

               12.1 Accelerated Vesting of Options. As set forth in Section 2 above, employment with the Company is "at-will". However, in the event the Company terminates Employee's employment relationship with the Company prior to the first anniversary of the Effective Date for any reason other than Cause or Employee Resigns for Good Reason prior to the first anniversary of the Effective Date, the Options which otherwise would have vested had Employee completed one year of employment (up to 266,666 Options) will vest as of the Termination Date; provided, however, Employee is not entitled to the accelerated vesting rights


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described in this Section 12 if he becomes entitled to the accelerated vesting rights described in and pursuant to Section 11 above.

               12.2 Release. The accelerated vesting schedule set forth in
Section 12.1 above is in exchange for, and contingent upon, Employee's execution of a release of all claims as of the effective date of the Termination Without Cause, in substantially the form attached to this Agreement as Exhibit 1.

        13. Dispute Resolution Procedures. Any dispute or claim arising out of this agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in San Diego, California. The arbitrator shall have an authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The arbitrator will apply California substantive law in all respects. The arbitrator will decide how the costs of arbitration should be split. In the event of any arbitration arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceedings shall be entitled to receive his or its damages, court costs and reasonable out-of-pocket expenses including reasonable attorneys' fees. Such recovery shall include court costs, reasonable out-of-pocket expenses, and attorneys' fees on appeal, if any. The arbitrator or court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment.

        14. General Provisions.

               14.1 Governing Law. This Agreement will be governed by and construed according to California law, without regard to principles of conflict of laws.

               14.2 Assignment. Employee may not assign, pledge or encumber his interest in this Agreement or any part of this Agreement.

               14.3 Binding Nature. This Agreement will be binding upon Employee, his heirs, executors, and administrators and will inure to the benefit of the Company, its subsidiaries, successors and assigns.

               14.4 No Waiver of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

               14.5 Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

               14.6 Entire Agreement. This Agreement, including the Confidentiality Agreement and any Option Agreements, constitutes the entire agreement of the parties with


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respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral or written negotiations, agreements or understandings between the parties.

               14.7 Modification/Waiver. No modification, amendment, supplementation, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom modification, amendment termination or waiver is sought to be enforced.

               14.8 Fees and Expenses. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which such party may be entitled.

               14.9 Duplicate Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Such counterparts together constitute one instrument.

               14.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               14.11 Drafting Ambiguities. Each party to this Agreement and his or its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.



        WebSideStory, Inc.                                       Employee


By:     /s/ JOHN HENTRICH                                 /s/ TERRY A. KINNINGER
     ______________________________________          ________________________
        John Hentrich, Chief Executive Officer               Terry Kinninger



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